SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.

Date of Report:                                                                                                September 24, 2012

Omagine, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-17264	20-2876380
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

350 Fifth Avenue, 48th Floor, New York, N.Y.	10118
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 563-4141

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act;
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act;
[ ]	Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act;
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01 - Other Events

Omagine, Inc. (the "Company") is providing the following information in order to keep our shareholders informed of the occurrence of recent events with respect to the Development Agreement (“DA”).

At our July 1, 2012 meeting with the Minister of Tourism, His Excellency Ahmad Al Mehrzi, the Minister directed us to meet with  Her Excellency Maitha Al Mahrouqi, the Under-Secretary of Tourism at the Ministry of Tourism (“MOT”) to whom he had assigned responsibility for the Omagine Project.

On September 5, 2012, management met to discuss the Omagine Project with Her Excellency Maitha Al Mahrouqi and several newly appointed members of her staff including MOT’s new Director General of Planning.

The meeting was quite cordial and businesslike and centered on a discussion of Omagine LLC’s  July 1, 2012 letter to, and meeting with, the Minister of Tourism.

Her Excellency acknowledged the past delays, stated that her new staff had some questions, and assured us that MOT’s intent was to deal with the Omagine Project DA in a forthright and expeditious manner. Mr. Drohan suggested an early October signing date for the DA and Her Excellency responded that “she wanted her staff questions to be resolved and perhaps National Day (November 18) would be more appropriate”. Notwithstanding this comment by Her Excellency, no firm signing date for the DA was agreed.

With respect to the discussion of our July 1, 2012 reply letter to the Minister, we made several references during the meeting to the Development Agreement and to the shareholder agreement among the Omagine LLC shareholders (“Shareholder Agreement”).

A staff member in attendance stated that MOT did not have a copy of the Shareholder Agreement. This was incorrect. We explained to Her Excellency that Omagine LLC had delivered a copy of the Shareholder Agreement to MOT in June 2011and we then offered to deliver another copy to MOT by the following Saturday, September 8th. Her Excellency was pleased with this, asked that we deliver it personally to her, and directed her staff to give us a written reply the next day (September 9) outlining any remaining issues that MOT needed to be resolved before the DA signing.

Shortly after the conclusion of the meeting on September 5th, we received an email from Her Excellency’s staff stating that upon receipt by MOT of the Shareholder Agreement on September 8th, MOT would “send you a letter holding details of our requirements on Wednesday the 12th of September, 2012 instead of Sunday the 9th“. We delivered a copy of the Shareholder Agreement to Her Excellency, the Under-Secretary on September 8th and eleven days later on September 19th we received a letter (the “MOT Letter”) from MOT.

The MOT Letter requests us to deliver a letter to MOT signed by all the shareholders of Omagine LLC specifying that we will not transfer the project without MOT’s approval and a second letter also signed by all the shareholders of Omagine LLC specifying that Omagine LLC will be transformed into Omagine SAOC (a joint-stock company) with the same shareholders as Omagine LLC.

Importantly in management’s view, the MOT Letter does not raise any issue to which we have not already previously agreed. The matters in the MOT Letter are purely of a clerical or legal process nature and do not constitute or include any matter requiring further negotiation or resolution between the parties. There is no matter in contention. The MOT Letter is attached hereto as Exhibit 10.1.

We intend to deliver the two letters requested by MOT on or before October 3, 2012.

The transformation of Omagine LLC into Omagine SAOC is also a straightforward legal, clerical and bureaucratic exercise and we have already begun this process. Unlike the two letters mentioned above however (the delivery of which is completely within our control), the corporate transformation requires an amendment to the Shareholder Agreement and a modification to the timing of portions of the investments by the Omagine LLC shareholders because under Omani law joint stock companies require a minimum capitalization of 500,000 Omani Rials and limited liability companies require a minimum capitalization of 150,000 Omani Rials. In addition, various legal documentation, board resolutions, filings with the Ministry of Commerce & Industry, and announcements in local newspapers are required. Hopefully we can accomplish this within the next month or so.

It is unclear at the moment whether MOT will agree to sign the DA with Omagine LLC if it is demonstrated to them that the corporate transformation is underway and will be accomplished promptly after signing the DA as opposed to one year after signing the DA. In all probability, we will have to finalize the transformation of Omagine LLC into Omagine SAOC (a joint stock company) prior to signing the DA. We will seek clarification on this matter if the bureaucratic process of corporate transformation begins to lag as was the case in the summer of 2011when the New Shareholders were introduced into Omagine LLC.

Notwithstanding the foregoing however, we caution investors that we are unable at this time to give any assurance that the DA will actually be concluded or signed by the parties until the parties actually sign the DA. Indeed, past experience strongly indicates that caution should be exercised in making any such assumptions until the DA is actually signed by the parties.

Forward Looking Statements

Certain statements made in this report on Form 8-K are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from the future results implied by such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company's actual results could and may differ materially from those set forth or implied in such forward-looking statements. Factors that could cause such differences include but are not limited to the uncertainty associated with Omagine LLC’s ongoing efforts to sign the Development Agreement with the Government of the Sultanate of Oman.

Item 9.01  Financial Statements and Exhibits

(a)           Not applicable
(b)           Not applicable
(c)           Exhibit Number and Description:

Exhibit 10.1	- The MOT Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2012
Omagine, Inc. (Registrant)

	By:	/s/ Frank J. Drohan
Frank J. Drohan
Chairman of the Board,
President and Chief Executive Officer

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